UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 27, 2012

ENGlobal Corporation
(Exact name of registrant as specified in its charter)

Nevada	001-14217	88-0322261
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

654 N. Sam Houston Parkway E., Suite 400, Houston, Texas	77060-5914
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   281-878-1000

________________________________________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 27, 2012 (the "Effective Date"), ENGlobal Corporation, a Nevada corporation (the "Company"), ENGlobal U.S., Inc., a Texas corporation ("ENGlobal US"), ENGlobal International, Inc., a corporation organized under the BVI Business Companies Act of 2004 ("ENGlobal International"), ENGlobal Government Services, Inc., a Texas corporation ("ENGlobal Government" and, together with the Company, ENGlobal US and ENGlobal International, the "Borrowers"), entered into the First Amendment to Revolving Credit and Security Agreement and Forbearance Agreement (the "First Amendment"), with PNC Bank, National Association, as administrative agent ("Agent") for the lenders (the "Lenders").

Under the terms of the First Amendment, the Lenders agreed to forbear, during the Forbearance Period (as defined below), from exercising their rights and remedies, under the Revolving Credit and Security Agreement dated May 30, 2012 (the "Credit Agreement"), among the Borrowers and the Lenders in respect of the Subject Events of Default (as defined below); provided, however, that Agent may, but is not obligated to, collect the accounts and proceeds of other collateral under the Credit Agreement and apply such collections and proceeds to the obligations under the Credit Agreement and impose the default rate of interest under the Credit Agreement. The "Forbearance Period" commenced on the Effective Date and ends on the earlier to occur of (a) 5:00 p.m. (Dallas, Texas time) on October 31, 2012; or (b) the date that any forbearance default (which includes certain events of bankruptcy and any default or event of default under the Credit Agreement other than the Subject Events of Default) occurs. The "Subject Events of Default" include the following existing events of default and anticipated additional events of default under the Credit Agreement: (i) failure to comply with the Tangible Net Worth and Fixed Charge Coverage Ratio financial covenants for the fiscal quarter ended June 30, 2012, (ii) failure to maintain Average Excess Availability for the month ended August 31, 2012, (iii) failure to comply with the Borrowing Base Certificate delivery requirements for the months ending May 31, 2012 and June 30, 2012, (iv) failure to comply with the monthly financial statement delivery requirements for the month ending July 31, 2012, (v) failure to deliver to Agent foreign good standing certificate for ENGlobal US issued by the Secretary of State or other appropriate office of the State of Illinois, (vi) failure to comply with the Credit Agreement as a result of cross default under the EX-IM Transaction Specific Credit Agreement dated July 13, 2011, by and between ENGlobal U.S., Inc. and Wells Fargo Bank, National Association; (vii) failure to comply with the Tangible Net Worth and Fixed Charge Coverage Ratio financial covenants for the fiscal quarter ending September 30, 2012, (viii) failure to maintain Average Excess Availability throughout the Forbearance Period, and (ix) failure to deliver to Agent a foreign good standing certificate for ENGlobal US issued by the Secretary of State or other appropriate office of the State of Illinois before October 1, 2012.

In addition, under the terms of the First Amendment, the Borrowers have agreed to retain, for the duration of the Forbearance Period, a turnaround consultant (the "Consultant") acceptable to Agent and the Lenders, and with a scope of duties acceptable to Agent and the Lenders. The Consultant is to be retained to provide a turnaround or exit plan, in form and substance satisfactory to Agent, by October 15, 2012 (or such later date as may be permitted by Agent in its sole discretion) and services as are reasonably necessary to facilitate Borrowers' ability to operate in compliance with the terms of the Credit Agreement.

In addition, under the terms of the First Amendment, during the Forbearance Period and subject to the other conditions set forth in the Credit Agreement and the First Amendment, Lenders may, in their sole and absolute discretion, make revolving advances to Borrowers in such portions and at the times set forth in the Credit Agreement, which advances will bear interest at the default rate of interest. In consideration of the First Amendment, Borrowers agreed to pay the Lenders an amendment fee of $35,000.

Item 7.01. Regulation FD Disclosure.

On October 1, 2012, the Company issued a press release announcing the First Amendment. The press release is filed as Exhibit 99.1 to this Form 8-K, and is incorporated herein by reference.

In accordance with General Instructions B.2 and B.6 of Form 8-K, the foregoing information, including Exhibit 99.1, shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that section, nor shall such information and Exhibit be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release dated October 1, 2012

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENGlobal Corporation (Registrant)
October 1, 2012 (Date)	/s/ NATALIE S. HAIRSTON Natalie S. Hairston Chief Governance Officer, Corporate Vice President - Investor Relations, and Corporate Secretary

Exhibit Index
99.1	Press release dated October 1, 2012